                                                                  EXHIBIT 99.B11







Independent Auditors' Consent

The Board of Trustees and Shareholders
Life & Annuity Trust:


         We consent to the inclusion in the Life & Annuity Trust Post-Effective Amendment No. 4 to the Registration Statement No. 33-70988 on Form N-1A under the Securities Act of 1933 and Amendment No. 6 to the Registration Statement Number 811-8118 on Form N-1A under the Investment Company Act of 1940 of our report dated February 14, 1997, on the statement of assets and liabilities, including the portfolios of investments, of the Asset Allocation Fund, Growth and Income Fund, Money Market Fund and U.S. Government Allocation Fund (constituting Life & Annuity Trust) as of December 31, 1996, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two year period then ended, and the financial highlights for the periods indicated therein, which report has been included in the statement of additional information.


         We also consent to the references to our firm under the heading "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.



/s/KPMG Peat Marwick LLP



KPMG Peat Marwick LLP
San Francisco, California
April 30, 1997